                            STOCK PURCHASE AGREEMENT


         This STOCK PURCHASE AGREEMENT, dated as of the 8th day of October, 1999, by and among Potpourri Holdings, Inc., a Delaware corporation ("the Purchaser"), ValueVision Direct Marketing Company, Inc., a Minnesota corporation ("Direct Marketing") and ValueVision International, Inc., a Minnesota corporation ("International") (Direct Marketing and International are, jointly and severally, the "Seller"), the sole shareholder of Catalog Ventures, Inc., a Minnesota corporation (the "Corporation"). Terms used herein and not otherwise defined shall have the meanings set forth in Section 12.3 hereof.

                                    ARTICLE I

                                PURCHASE OF STOCK

         1.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, the Seller agrees to sell, and the Purchaser agrees to purchase from the Seller, all of the issued and outstanding shares of capital stock of the Corporation (collectively, the "Shares").

         1.2 Purchase Price. In consideration for the conveyance of the Shares and in reliance on the representations and warranties, covenants and agreements of the Seller contained herein and the documents specifically contemplated hereby, the Purchaser shall pay to the Seller an aggregate amount equal to $4,942,450.66 in cash, (i) less the sum of the outstanding balance of any Indebtedness owed by the Corporation and not forgiven, repaid, otherwise extinguished or reclassified as paid in capital to the Corporation as of the Closing Date, net of any cash on hand on the Closing Date (the "Cash Amount"),
(ii) plus the earn-out amounts set forth in Schedule 1.2 hereto (the "Earn-Out Amounts"), and (iii) plus or minus the purchase price adjustments in Section
1.3. On the Closing Date, the Purchaser shall also issue as consideration therefor a note in favor of International in the principal amount of $57,549.34 in the form of Exhibit 1.2 hereto (the "Note"). The Cash Amount shall be paid to the Seller by means of a certified check or by wire transfer of immediately available funds on the Closing Date.

         1.3      Purchase Price Adjustments.

                  (a) Post Closing Adjustments. No later than thirty (30) days after the Closing Date, the Purchaser shall cause its accountants to prepare and deliver to the Seller an unaudited balance sheet for the Corporation (the "Closing Date Balance Sheet") and a calculation of the Closing Date Net Working Capital as of the close of business on the Closing Date, each of which shall be prepared by the Purchaser in accordance with GAAP and the Corporation's consistent application thereof, together with such supporting documentation as the Seller may reasonably request. The Seller and the Purchaser shall have the right to dispute the Closing Date Balance Sheet (and any items therein) and the Closing Date Net Working Capital calculation and make any proposed adjustments thereto as provided in Section 1.3(b) hereto.

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                           (i) If it is determined there is a Working Capital
                  Shortfall, the Working Capital Shortfall shall be paid to the Purchaser on the Settlement Date; or

                           (ii) If it is determined that there is a Working
                  Capital Surplus, the Working Capital Surplus shall be paid to the Seller on the Settlement Date;

                           (iii) In the event a Working Capital Shortfall is not
                  paid to the Purchaser on the Settlement Date (unless due to the fault of the Purchaser), the Seller shall also pay to the Purchaser interest on the amount of the Working Capital Shortfall at a rate of fifteen percent (15%) per annum, which shall accrue from the Settlement Date to the date of actual payment. In the event a Working Capital Surplus is not paid to the Seller on the Settlement Date (unless due to the fault of the Seller), the Purchaser shall also pay to the Seller interest on the amount of the Working Capital Surplus at a rate of fifteen percent (15%) per annum, which shall accrue from the Settlement Date to the date of actual payment.

                  (b) Dispute Resolution Procedures. The Seller shall have until thirty (30) days after the delivery of the Closing Date Net Working Capital calculation to review such calculation and propose any adjustments thereto. The Purchaser shall provide such other documentation as is reasonably requested by the Seller. All adjustments proposed by the Seller shall be set out in detail in a written statement delivered to the Purchaser (the "Adjustment Statement") and shall be incorporated into the Closing Date Balance Sheet, unless the Purchaser shall object in writing to such proposed adjustments (the proposed adjustment or adjustments to which Purchaser objects are referred to herein as the "Contested Adjustments" and the Purchaser's objection notice is referred to herein as the "Contested Adjustment Notice") within ten (10) days of delivery by the Seller to the Purchaser of the Adjustment Statement. If the Purchaser delivers a Contested Adjustment Notice to the Seller, the Purchaser and the Seller shall use reasonable efforts to resolve their dispute regarding the Contested Adjustments, but if a final resolution thereof is not obtained within ten (10) days after the Purchaser delivers to the Seller said Contested Adjustment Notice, the Purchaser and the Seller shall promptly retain a nationally recognized independent accounting firm acceptable to both the Seller and the Purchaser (the "Independent Accountant") to resolve any remaining disputes concerning the Contested Adjustments. Either the Seller or the Purchaser may retain the Independent Accountant upon the expiration of such 10-day period. If the Independent Accountant is retained, then (i) the Seller and the Purchaser shall each submit to the Independent Accountant in writing not later than fifteen (15) days after the Independent Accountant is retained their respective positions with respect to the Contested Adjustments, together with such supporting documentation as they deem necessary or as the Independent Accountant requests, and (ii) the Independent Accountant shall, within thirty (30) days after receiving the positions of both the Seller and the Purchaser and all supplementary supporting documentation requested by the Independent Accountant, render its decision as to the Contested Adjustments, which decision shall be final and binding on, and





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         nonappealable by, the Seller and the Purchaser. If both parties'
         estimate of the Closing Date Net Working Capital differ from the Independent Accountant's estimate of the Closing Date Net Working Capital by twenty-five percent (25%) or less, then the fees and expenses of the Independent Accountant shall be shared equally by the parties. Otherwise the fees and expenses of the Independent Accountant shall be paid by the party whose estimate of the Closing Date Net Working Capital is furthest from the Independent Accountant's calculation of the Closing Date Net Working Capital. The decision of the Independent Accountant shall also include a certificate of the Independent Accountant setting forth the final Closing Date Balance Sheet (the "Settlement Amount Certificate"). The Closing Date Balance Sheet shall be deemed to include all proposed adjustments not disputed by the Purchaser and those adjustments accepted or made by the decision of the Independent Accountant in resolving the Contested Adjustments.

                  (c) There shall be a "Settlement Date" after the calculation of the Closing Date Balance Sheet which shall mean the following, as applicable:

                           (i) If the Seller has not timely delivered an
                  Adjustment Statement to the Purchaser, thirty-five (35) days after the date the Seller receives the Closing Date Net Working Capital calculation;

                           (ii) If the Seller has timely delivered an Adjustment
                  Statement and the Purchaser has not timely delivered a Contested Adjustment Notice, fifteen (15) days after the date the Purchaser receives the Adjustment Statement;

                           (iii) If the Seller and the Purchaser have any
                  disputes regarding Contested Adjustments and they resolve those disputes, five (5) business days after such resolution;

                           (iv) Five (5) business days after the Independent
                  Accountant delivers the Settlement Amount Certificate, if applicable; or

                           (v) Such other date as shall be agreed between the
                  Seller and the Purchaser.


                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

         The Seller represents and warrants to the Purchaser as of the date hereof and as of the Closing Date, except to the extent a representation or warranty speaks as of an earlier date:

         2.1 Corporate Organization, Etc. The Corporation is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation with full corporate power and authority to carry on its business as it is now being conducted and to own, operate and lease its properties and assets. The Corporation is duly qualified or licensed to do





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business and is in corporate and Tax good standing in every jurisdiction in which the conduct of its business, the ownership or lease of its properties, require it to be so qualified or licensed, except to the extent any such failure would not have a Material Adverse Effect. Such jurisdictions are set forth in
Schedule 2.1(a) hereto. True, complete and correct copies of the Corporation's charter and bylaws as presently in effect are set forth in Schedule 2.1(b) hereto.

         2.2 Stock Record Books. Copies of the stock record books of the Corporation that have been delivered to the Purchaser for inspection prior to the date hereof are complete and correct in all material respects. The authorized, issued and outstanding capital stock of the Corporation is as set forth in Schedule 2.2 hereto. There are no shares of capital stock of the Corporation held in the treasury of the Corporation and no shares of capital stock of the Corporation are currently reserved for issuance for any purpose or upon the occurrence of any event or condition.

         2.3 Books and Records. The corporate minute books of the Corporation that have been made available to the Purchaser for inspection are complete and correct in all material respects and contain all of the proceedings of the shareholders and directors of the Corporation. A true and complete list of the incumbent directors and officers of the Corporation is set forth in Schedule 2.3 hereto.

         2.4 Title to Stock. All of the outstanding shares of the capital stock of the Corporation are owned by Direct Marketing, are duly authorized, validly issued, fully paid and nonassessable, are free of all Liens and Contracts, and have been issued in compliance with all applicable securities laws. All of the Shares were acquired from third parties or the Corporation in compliance with all applicable securities laws, free and clear of any rescission rights. There is no outstanding Contract with the Corporation or any other Person to purchase, redeem or otherwise acquire any outstanding shares of the capital stock of the Corporation, or securities or obligations of any kind convertible into any shares of the capital stock of the Corporation. The Corporation has not redeemed any securities in violation of any Contract or Regulation. Upon payment of the Purchase Price to the Seller at the Closing, Direct Marketing will convey good and marketable title to the Shares, free and clear of all Liens, Contracts or other limitations whatsoever. The assignments, endorsements, stock powers and other instruments of transfer delivered by Direct Marketing to the Purchaser at the Closing will be sufficient to transfer Direct Marketing's entire interest, legal and beneficial, in the Shares to the Purchaser.

         2.5 Authorization, Etc. The Seller has full power and authority to enter into this Agreement and the agreements contemplated hereby and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and all other agreements and transactions contemplated hereby have been duly authorized by the Board of Directors and sole shareholder of Direct Marketing and the Board of Directors of International and no other corporate proceedings on the part of the Seller are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement and all other agreements contemplated hereby to be entered into by the Seller each constitutes a legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms.



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         2.6 Options and Rights. On the Closing Date there shall be no outstanding Options with respect to the Corporation's outstanding capital stock. Other than pursuant to existing employment contracts with its employees, on the Closing Date there shall be no outstanding profit participation rights or arrangements with respect to the Corporation's outstanding capital stock. There are no existing Contracts or Options between Seller on the one hand, and any other Person, on the other hand, regarding the Shares.

         2.7 No Violation. Except as set forth in Schedule 2.7 hereto, the execution, delivery and performance by the Seller of this Agreement, and all other agreements contemplated hereby, and the fulfillment of and compliance with the respective terms hereof and thereof by the Seller, do not and will not (a) conflict with or result in a breach of the terms, conditions or provisions of,
(b) constitute a default or event of default under (with due notice, lapse of time or both), (c) result in the creation of any Lien upon the Corporation's capital stock or assets pursuant to, (d) give any third party the right to accelerate any obligation under, (e) result in a violation of, or (f) require any authorization, consent, approval, exemption or other action by, notice to, or filing with any Authority pursuant to, the charter or bylaws of the Seller, the Corporation or any applicable Regulation, Order or any material Contract to which the Corporation, the Seller or their respective properties or the Shares are subject. The Seller has complied with all applicable Regulations and Orders in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

         2.8      Financial Statements.

                  (a) Attached as Schedule 2.8(a)(i) hereto are unaudited year-end balance sheets and statements of operations, shareholders' equity and cash flow of the Corporation as of January 31 for each of the fiscal years 1999 and 1998 and an unaudited balance sheet for the five-month period ending June 30, 1999 and unaudited statements of operations, shareholders' equity and cash flow of the Corporation for the five-month period then ended. Such balance sheets fairly present the financial position of the Corporation at the respective dates thereof, and such statements of operations, changes in shareholders' equity and cash flow (i) fairly present the results of operations for the periods therein referred to, all in accordance with GAAP (except as stated therein), (ii) fairly present the financial condition of the Corporation at the respective date of, and for the period covered by such statements in accordance with GAAP and (iii) were prepared from the books and records of the Corporation, except that the unaudited financial statements have no notes attached thereto and do not have year-end adjustments (none of which would be recurring). All properties that are used in the Corporation's business as of the Financial Statement Date are reflected in the Financial Statements in accordance with and to the extent required by GAAP; provided, however, that all assets that are currently used in the Corporation's business that are not owned by or reflected on the Corporation's Financial Statements shall be transferred to Corporation prior to the Closing Date, including without limitation, all furniture and equipment presently on the Corporation's premises owned by Value Vision Direct Marketing, Inc./Home Visions Direct and the Montgomery Ward Direct Mailing list, except for those assets identified in Schedule 2.8(a)(ii) hereto. The foregoing balance sheet and statements of operations,




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         shareholders' equity and cash flow are herein collectively referred to as the "Financial Statements" and January 31, 1999 is herein referred to as the "Financial Statement Date."

                  (b) Except as set forth in Schedule 2.8(b) hereto, the Corporation does not have any Indebtedness, obligation or liability (whether accrued, absolute, contingent, unliquidated or otherwise, known or unknown to the Corporation, whether due or to become due) arising out of transactions entered into at or prior to the Closing Date, or any state of facts existing at or prior to the Closing Date, other than: (i) liabilities set forth in the Financial Statements,
         (ii) liabilities and obligations that have arisen after the Financial Statement Date in the ordinary course of business (none of which is a liability resulting from breach of Contract, breach of warranty, tort, infringement or Claim); or (iii) liabilities or obligations not set forth in Schedule 2.8(b) hereto because said liabilities or obligations do not exceed $50,000 in the aggregate and are not otherwise required to be disclosed pursuant to this Agreement.

         2.9 Employees. Schedule 2.9 sets forth a list of all officers, directors and key employees (meaning those earning more than $50,000 annually) of the Corporation, together with a description of the rate and basis for their total compensation. The Corporation is in compliance with all Federal, state and local Regulations or Orders affecting employment and employment practices applicable to the Corporation, including terms and conditions of employment and wages and hours, except to the extent any such failure to comply would not have a Material Adverse Effect. The Corporation has no collective bargaining agreements and there have been no strikes, work stoppages nor any demands for collective bargaining by any union or labor organization. There is no dispute or controversy with any union or other organization of the Corporation's employees and no arbitration proceedings pending or to the knowledge of the Corporation threatened involving a dispute or controversy affecting the Corporation. To the knowledge of the Corporation, at Closing the Corporation will not have any liability or obligation to any of its employees, officers or directors other than for (i) the payment of compensation (including bonuses) to be paid in the ordinary course of business and (ii) obligations in accordance with existing employment Contracts listed on Schedule 2.11 hereto.

         2.10 Absence of Certain Changes. Except as set forth in Schedule 2.10 hereto, since the Financial Statement Date, there has not been any (a) Material Adverse Change in the business, operations, properties, assets, condition (financial or otherwise), results, plans, strategies or prospects of the Corporation; (b) damage, destruction or loss, whether covered by insurance or not, having a Material Adverse Effect, with regard to the Corporation's property and business; (c) declaration, setting aside or payment of any dividend or distribution (whether in cash, stock or property) in respect of the Corporation's capital stock, or any redemption or other acquisition of such stock by the Corporation; (d) increase in the compensation payable to or to become payable by the Corporation to its officers or employees or any adoption of or increase in any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any such officers or employees or any Affiliate of the Corporation other than in the ordinary course of business;
(e) entry into any material Contract not in the ordinary course of business, including without limitation, any borrowing or capital expenditure; (f) change by the Corporation in accounting methods or principles; (g) failure to promptly pay and discharge



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current liabilities; or (h) Lien placed on any property of the Corporation other than Permitted Liens.

         2.11     Contracts.

                  (a) Except as set forth in Schedule 2.11 hereto, as of the Closing Date, the Corporation is not a party to any written or oral:
         (i) pension, profit sharing, stock option, employee stock purchase or other plan providing for deferred or other compensation to employees or any other employee benefit plan, or any Contract with any labor union; (ii) Contract relating to loans to officers, directors, or Affiliates; (iii) Contract relating to the borrowing of money or the mortgaging, pledging or otherwise placing a Lien on any asset of the Corporation; (iv) Guarantee of any obligation; (v) Contract under which the Corporation has advanced or loaned any Person amounts in the aggregate exceeding $10,000; (vi) Contract pursuant to which the Corporation is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by the Corporation; (vii) warranty Contract with respect to its services rendered or its products sold or leased; (viii) Contract or non-competition provision in any Contract prohibiting it from freely engaging in any business or competing anywhere in the world; (ix) Contract for the purchase, acquisition or supply of inventory and other property and assets, whether for resale or otherwise in excess of $50,000; (x) Contracts with independent agents, brokers, dealers or distributors requiring payment of consideration in excess of $50,000 per Contract on an annual basis; (xi) employment, consulting, commissions, advertising or marketing Contracts; (xii) Contracts, other than Contracts on such terms as would be commercially reasonable if negotiated on a third party, arms-length basis, with Persons with which, directly or indirectly, the Seller also has a Contract; (xiii) any other Contract which involves a consideration in excess of $100,000 annually, excluding any purchase orders in the ordinary course of business; or (xiv) Contract that requires the consent of any party in connection with the execution, delivery or performance of this Agreement.

                  (b) The Corporation has performed in all material respects all obligations required to be performed by it and is not in material default in any respect under or in material breach of nor in receipt of any Claim of default or breach under any material Contract to which the Corporation is subject (including without limitation all performance bonds, warranty obligations or otherwise); no event has occurred, other than events unknown to the Company which were caused by third parties, which with the passage of time or the giving of notice or both would result in a default, breach or event of non-compliance under any material Contract to which the Corporation is subject (including without limitation all performance bonds, warranty obligations or otherwise); the Corporation does not have any present expectation or intention of not fully performing all such material obligations; the Corporation does not have any knowledge of any breach or anticipated breach by the other parties to any such material Contract to which it is a party.




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                  (c) The Corporation has delivered to the Purchaser true and complete copies of all the Contracts and documents listed in the schedules to this Agreement, except for all employee confidentiality agreements and all list rental agreements.

         2.12 Year 2000 Compliance. To the knowledge of the Corporation and except as set forth in Schedule 2.12 hereto, as of the Closing Date, all Date-Sensitive Systems which are owned by the Corporation and are material to the Corporation's current business are Year 2000 Compliant. "Date Data" means any data of any type that includes date information or which is otherwise derived from, dependent on or related to date information. "Date-Sensitive System" means any material software, microcode or hardware system or component, including any electronic or electronically controlled system or component, that processes any Date Data and that is currently installed by the Corporation for its internal use, or that the Corporation currently sells, leases, licenses, assigns or otherwise provides to third parties, or the provision or operation of which the Corporation provides the benefit, to its customers, vendors, suppliers, affiliates or any other third party. "Year 2000 Compliant" means (i) with respect to Date Data, that such data is in proper format and accurate for all dates in the twentieth and twenty-first centuries, and (ii) with respect to Date-Sensitive Systems, that each such system will operate from and after January 1, 2000 without error relating to Date Data, including but not limited to any error relating to a product of, Date Data which represents references to different centuries or more than one century or utilizes a four digit year code or format. Except as set forth in
         Schedule 2.12 hereto, the Corporation has used commercially reasonable efforts to obtain (but has not obtained in all cases) written representations or assurances from each entity that (x) provides material Date Data to the Corporation, (y) processes in any way material Date Data for the Corporation or otherwise provides any material product or service to the Corporation that is dependent on Year 2000 Compliant Date Data or a Year 2000 Compliant Date-Sensitive System, that all of such entity's material Date Data and Date-Sensitive Systems that are used for, or on behalf of, the Corporation are Year 2000 Compliant.

         2.13     Title and Related Matters.

                  (a) Except as set forth in Schedule 2.13(a) hereto, the Corporation has good and marketable title to all personal property and other assets reflected in the Financial Statements or acquired after the Financial Statement Date, free and clear of all Liens, except Permitted Liens. The Corporation does not own any real property.
         Schedule 2.13(b) hereto sets forth a complete and accurate list of all leased assets that have annual rental payments in excess of $25,000 (including the expiration date of such lease, the name of the lessor, the annual rental payment and whether a consent is required from the lessor to consummate the transactions contemplated hereby).

                           (i) To the Corporation's knowledge, all the
                  Corporation's leases are in full force and effect, and valid and enforceable in accordance with their respective terms. The Corporation has not received any notice of any, and to the Corporation's knowledge, there exists no event of default or event which



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                  constitutes or would constitute (with notice or lapse of time or both) a default by the Corporation or any other Person under any lease.

                           (ii) All rent and other amounts due and payable with
                  respect to the Corporation's leases have been paid in substantial compliance with the terms of such leases through the date of this Agreement and all rent and other amounts due and payable with respect to the Corporation's leases that are due and payable on or prior to the Closing Date will have been paid in substantial compliance with the terms of such leases prior to the Closing Date.

                           (iii) The Corporation has received no written notice
                  that the landlord with respect to any real property lease would refuse to renew such lease upon expiration of the period thereof upon substantially the same terms, except for rent increases consistent with past experience or market rentals.

                  (b) None of the assets belonging to the Corporation is or will be on the Closing Date subject to any (i) Contracts of sale or lease (except as disclosed in Schedule 2.13(b)), except Contracts for the sale of inventory in the ordinary and regular course of business or
         (ii) Liens, except for Permitted Liens and the Liens set forth in
         Schedule 2.13(a) hereto.

                  (c) There has not been since the Financial Statement Date and will not be prior to the Closing Date, any sale, lease, or any other disposition or distribution by the Corporation of any of its assets or properties, now or hereafter owned by it, except transactions in the ordinary and regular course of business or as otherwise consented to by the Purchaser. After the Closing, the Purchaser will own, or have the right to use all properties and assets that are currently used in connection with the Corporation's business.

         2.14 Litigation. Except as set forth in Schedule 2.14 hereto, there is no Claim pending or, to the best knowledge of the Corporation, threatened against the Corporation, nor is there any Order outstanding against the Corporation.

         2.15     Tax Matters.

                  (a) The Corporation has filed all Tax Returns required to be filed and has duly paid all relevant Taxes due or claimed to be due by all Taxing Authorities. Except as set forth in Schedule 2.15 hereto, the Corporation has not requested any extension of time within which to file or send any Tax Return. All Taxes applicable for all periods prior to the date hereof have been paid or fully reserved against on the Financial Statements in accordance with GAAP. From the date hereof until the Closing Date the Corporation shall fully reserve on its financial statements all amounts necessary for the payment of all Taxes that have accrued up to and including the Closing Date. All Taxes which are required to be withheld or collected by the Corporation have been duly withheld or collected and, to the extent required, have been paid to the proper Taxing Authority or properly segregated or deposited as required by applicable law. The Corporation has







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         disclosed on its Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of section 6662 of the Code. There are no Liens for Taxes upon any property or assets of the Corporation, except for Liens for Taxes not yet due and payable. The Corporation has not executed any waiver of the statute of limitations on the right of the Internal Revenue Service or any other Taxing Authority to assess additional Taxes or to contest the income or loss with respect to any Tax Return. No Claim has ever been made by a Taxing Authority in writing to the Seller or the Corporation in a jurisdiction where the Corporation does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. Except for the Seller, the Corporation has not been a member of an affiliated group filing consolidated or combined federal, state, local or foreign income Tax Returns or has any liability for the Taxes of any other Person under Treasury regulation ss. 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise. The basis of any depreciable assets, and the methods used in determining allowable depreciation (including cost recovery), of the Corporation set forth in the Corporation's books and records and are, to the best knowledge of the Corporation, correct and in compliance with the Code in all material respects.

                  (b) No issues have been raised that are currently pending by any Taxing Authority in connection with any Tax Returns. No material issues have been raised in any examination by any Taxing Authority with respect to the Corporation which, by application of similar principles, reasonably could be expected to result in a proposed deficiency for any other period not so examined. To the knowledge of the Corporation, there are no unresolved issues or unpaid deficiencies relating to such examinations. The items relating to the business, properties or operations of the Corporation on the Tax Returns filed by the Corporation for all taxable years (including the supporting schedules filed therewith), available copies of which have been supplied (or will be promptly supplied upon request) to the Purchaser, state accurately, in all material respects the information requested with respect to the Corporation and such information was derived from the Corporation's books and records.
                  (c) The Corporation is not subject to any joint venture, partnership, or other arrangement or Contract which is treated as a partnership for federal income tax purposes. The Corporation is not party to any Tax sharing Contract except for informal tax sharing arrangements which shall be terminated at Closing.

                  (d) The Corporation has not filed a consent under Section 341(f) of the Code or comparable provisions of any state statutes.

                  (e) All Tax Returns of the Seller (which include the operations of the Corporation) for the Tax years ending January 31, 1997 and 1998, respectively, have been made available to Purchaser and none of which have been audited or are currently being audited.





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                  (f) None of the assets of the Corporation constitutes
         tax-exempt bond financed property or tax exempt use property within the meaning of Section 168 of the Code, and none of the assets of the Corporation are subject to a lease, safe harbor lease, or other arrangement as a result of which the Corporation is not treated as the owner for federal income tax purposes.

                  (g) The Corporation has not made any payments, is not obligated to make any payments nor is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code.

                  (h) No power of attorney has been granted by the Corporation with respect to any matter relating to Taxes which is currently in force.

         2.16 Compliance with Law and Applicable Government Regulations. The Corporation has been operated in compliance with regard to its operations, practices, real property, plants, structures, machinery, equipment and other property, and all other aspects of its business, with all applicable Regulations and Orders, including, but not limited to, all Regulations relating to the safe conduct of business, environmental protection, quality and labeling, antitrust, Taxes, consumer protection, equal opportunity, discrimination, health, sanitation, fire, zoning, building and occupational safety except to the extent the failure to so operate or comply has not had a Material Adverse Effect. There are no Claims pending, or to the Corporation's knowledge threatened, nor has the Corporation received any written notice, regarding any violations of any Regulations and Orders enforced by any Authority claiming jurisdiction over the Corporation including any requirement of OSHA or any pollution and environmental control agency (including air and water).

         2.17 ERISA and Related Matters. Except as disclosed on Schedule 2.17 hereto, neither the Seller, nor any ERISA Affiliate of the Seller, is a party to or participates in or has any liability or contingent liability with respect to:
(i) any "employee welfare benefit plan" or "employee pension benefit plan" or "multiemployer plan" (as those terms are respectively defined in Sections 3(1), 3(2) and 3(37) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")); or (ii) any retirement or deferred compensation plan, incentive compensation plan, stock plan, unemployment compensation plan, vacation pay, severance pay, bonus or benefit arrangement, insurance or hospitalization program or any other fringe benefit arrangements for any employee, director, consultant or agent, whether pursuant to Contract, arrangement, custom or informal understanding, which does not constitute an "employee benefit plan" (as defined in Section 3(3) of ERISA).

         2.18     Intellectual Property.

                  (a) The current operation of the business of the Corporation requires no material Proprietary Rights other than the rights listed on
         Schedule 2.18(a) hereto. Except as otherwise set forth on Schedule 2.18(a), the Corporation owns all right, title and interest in the Proprietary Rights listed on Schedule 2.18(a) including, without limitation, exclusive rights to use and license the same. Except as set forth on Schedule

         2.18(a), to the Company's knowledge no Claim adverse to the interests of the Corporation in the Proprietary Rights or Contracts listed in
         Schedule 2.18(a) has been made in litigation or otherwise. The Corporation has taken all commercially reasonable measures to protect the proprietary nature of each Proprietary Right, and to maintain in confidence all trade secrets and confidential information that it owns or uses.

                  (b) To the knowledge of the Corporation, (i) no other Person has any rights to any of the Proprietary Rights owned by the Corporation except pursuant to agreements or licenses specified in
         Schedule 2.18(b) hereto, (ii) no other Person is infringing, violating or misappropriating any such Proprietary Right that the Corporation owns or uses, and (iii) no Proprietary Right owned by the Corporation is subject to any Outstanding Order or Claim.

                  (c) The current material software applications used by the Corporation in the operation of its business, as set forth and described on Schedule 2.18(c) hereto (the "Software"), are sufficient to conduct the current operation of the Corporation's business. The Corporation owns or leases sufficient rights in and to such software.

         2.19 Customer Warranties. There are no pending, nor to the knowledge of the Corporation, threatened, Claims under or pursuant to any warranty, whether expressed or implied, on products or services sold prior to the Closing Date by the Corporation that are not disclosed or referred to in the Financial Statements and that are not adequately reserved against in accordance with GAAP.

         2.20 Environmental Matters. Except as disclosed in Schedule 2.20, to the Seller's knowledge: (a) neither the Corporation's business nor the operation thereof violates any applicable Environmental Law in effect as of the date hereof and no condition or Occurrence which, with notice or the passage of time or both, would constitute a violation of any Environmental Law; (b) the Corporation is in possession of all Environmental Permits required under any applicable Environmental Law for the conduct or operation of the Corporation's business (or any part thereof), and the Corporation is in full compliance with all of the requirements and limitations included in such Environmental Permits;
(c) the Corporation has not stored or used any pollutants, contaminants or hazardous or toxic wastes, substances or materials on or at any of its property or facilities except for inventories of chemicals which are used or to be used in the ordinary course of the Corporation's business (which inventories have been sorted or used in accordance with all applicable Environmental Permits and all Environmental Laws, including all so-called "Right to Know" laws); (d) the Corporation has not received any written notice from any Authority or any private Person that the Corporation's business or the operation of any of its facilities is in violation of any Environmental Law or any Environmental Permit or that it is responsible (or potentially responsible) for the cleanup of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on or beneath any of the Corporation's property, or at, on or beneath any land adjacent thereto or in connection with any waste or contamination site; (e) the Corporation is not the subject of any Federal, state, local, or private Claim involving a demand for damages or other potential liability with respect to a violation of Environmental Laws or under any common law theories relating to operations or the condition of any facilities or property (including underlying groundwater) owned, leased, or operated by the Corporation; (f) the Corporation has not buried, dumped, disposed, spilled or released any pollutants, contaminants or hazardous or wastes, substances or materials on, beneath or adjacent to any of its property or any property adjacent thereto; (g) no by-products of any manufacturing or mining process employed in the operation of the Corporation's business which may constitute pollutants, contaminants or hazardous or toxic wastes, substances or materials under any Environmental Law are currently stored or otherwise located on any of the Corporation's property; (h) no property now or previously owned, leased or operated by the Corporation, is listed or proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any other federal or state list of sites requiring investigation or clean-up; (i) there are no underground storage tanks, active or abandoned, including petroleum storage tanks, on or under any property now or previously owned, leased or operated by the Corporation; (j) the Corporation has not directly transported or directly arranged for the transportation of any Hazardous Material to any location which is listed or proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any federal or state list or which is the subject of federal, state or local enforcement actions or other investigations which may lead to material Claims against the Corporation for any remedial work, damage to natural resources or personal injury, including claims under CERCLA; and (k) there are no polychlorinated biphenyls, radioactive materials or friable asbestos present at any property now or previously owned or leased by the Corporation. The Corporation has timely filed all reports required to be filed with respect to all of its property and facilities and has generated and maintained all required data, documentation and records under all applicable Environmental Laws.

         2.21 Capital Expenditures and Investments. The Corporation has no outstanding Contracts for capital expenditures and investments requiring expenditures in excess of $50,000 except as set forth in Schedule 2.21 hereto.

         2.22 Dealings with Affiliates. Schedule 2.22 hereto sets forth a complete and accurate list, including the parties, of all oral or written Contracts exceeding $10,000 to which the Corporation is, will be or has been a party, at any time from January 31, 1997 to the Closing Date, to which any one or more Affiliates or Seller is also a party, and that are not on such terms as would be commercially reasonable if negotiated on a third party, arms-length basis. Except as set forth on Schedule 2.22 hereto, since January 31, 1997, the Corporation has not made any payments, loaned any funds or property or made any credit arrangement with the Seller, any Affiliate or employee of the Corporation in excess of $10,000 except for the payment of employee salaries and director compensation in the ordinary course of business.

         2.23 Insurance. The Corporation currently has, and through the Closing Date will have, Policies in full force and effect that provide for coverages that are usual and customary as to amount and scope in the business of the Corporation. All of the Policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid or accrued therefor, and no notice of cancellation or termination has been received with respect to any Policy. Schedule 2.23 hereto sets forth a complete and accurate summary of all Policies, including name of insurer, the types, dates and amounts of coverage, and any material coverage exclusion. The Corporation has not breached or otherwise failed to perform in any material respects its obligations under any of the Policies nor has the Corporation received any adverse notice or communication from any of the insurers party to the Policies with respect to any such alleged breach or failure in connection with any of the Policies. To the knowledge of the Corporation, all Policies are sufficient for compliance with all Regulations and all Contracts to which the Corporation is subject, are to the Corporation's knowledge valid, outstanding, collectible and enforceable policies. The Corporation has not since it has been owned by the Seller been refused any insurance with respect to its assets or operations.

         2.24 Accounts Receivable; Inventories. The accounts receivable of the Corporation reflected in the Financial Statements, the Closing Date Balance Sheet and such additional accounts receivable as are reflected on the books of the Corporation on the date hereof (except to the extent so reserved against) are valid, genuine and subsisting, arise out of bona fide sales and deliveries of goods, performance of services or other business transactions and are not subject to defenses, set-offs or counterclaims. The inventories reflected on the Financial Statements, the Closing Date Balance Sheet and held by the Corporation on the date hereof do not include any items which are not usable or saleable in the ordinary course of business of the Corporation at normal margins (without discount therefrom) except to the extent reserved against on the Financial Statements and the Closing Date Balance Sheet. Such inventories have been reflected on such balance sheets at the lower of cost or market value (taking into account the usability or salability thereof), in accordance with GAAP. Since the Financial Statement Date, inventories of raw materials and supplies have been purchased by the Corporation only in the ordinary course of business, consistent with anticipated seasonal requirements, and the volumes of purchases thereof and orders therefor have not been reduced or otherwise changed in anticipation of the transactions contemplated by this Agreement. Except as set forth in Schedule 2.24 hereto, the Corporation is not aware of any material adverse conditions affecting the supply of materials available to the Corporation, and, to the knowledge of the Corporation, the consummation of the transactions contemplated hereby will not materially adversely affect any such supply or replacement supply of a similar product.

         2.25 Brokerage. Except for the fees and expenses of Gruppo Levy & Co., which are being paid by the Seller, there are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon the Corporation.

         2.26 Suppliers. No material supplier of the Corporation has advised the Corporation in writing within the past year that it will stop, or decrease the rate of, supplying materials, products, or services to the Corporation and no material customer of the Corporation has advised the Corporation in writing within the past year that it will stop, or decrease the rate of, buying materials, products or services from the Corporation. Schedule 2.26 hereto sets forth a complete and accurate list of each supplier that is the sole supplier of any significant product or component to the Corporation which product or component comprises more than five percent of the Corporation's cost of goods sold for the prior year.

         2.27 Permits. The Permits listed on Schedule 2.27 hereto are the only Permits that are required for the Corporation to conduct its business as presently conducted, except for those the absence of which would not have any Material Adverse Effect. Each such Permit is in full force and effect and, to the best of the knowledge of the Corporation, no suspension or cancellation of any such Permit is threatened and such Permit will be renewable upon expiration.

         2.28 Improper and Other Payments. Except as set forth on Schedule 2.28 hereto, (a) neither the Corporation, nor, to the Corporation's knowledge, any director, officer, employee, agent or representative of the Corporation nor any Person acting on behalf of any of them, has made, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (b) to its knowledge, no contributions by or on behalf of the Corporation have been made to a domestic or foreign political party, candidate or Authority, (c) no improper foreign payment (as defined in the Foreign Corrupt Practices Act) has been made by the Corporation, and (d) the internal accounting controls of the Corporation are believed by the Corporation's management to be adequate to detect any of the foregoing under current circumstances.


                                   ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

         The Purchaser represents and warrants to the Seller as follows as of the date hereof and as of the Closing Date:

         3.1 Corporate Organization, Etc. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation with full corporate power and authority to carry on its business as it is now being conducted and to own, operate and lease its properties and assets. The Purchaser is duly qualified or licensed to do business and is in corporate and tax good standing in every jurisdiction in which the conduct of its business, the ownership or lease of its properties, or the execution of, and performance of the transactions contemplated by, this Agreement, require it to be so qualified or licensed.

         3.2 Authorization, Etc. The Purchaser has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby and thereby. The Board of Directors of the Purchaser has duly authorized the execution, delivery and performance of this Agreement and to consummate the transactions contemplated hereby, and no other corporate proceedings on their part are necessary to authorize this Agreement and the transactions contemplated hereby and thereby. This Agreement constitutes the legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms.

         3.3 No Violation. Except as set forth in Schedule 3.3 hereto, the execution, delivery and performance by the Purchaser of this Agreement, and all other agreements contemplated hereby, and the fulfillment of and compliance with the respective terms hereof and thereof by the Purchaser, do not and will not
(a) conflict with or result in a breach of the terms, conditions or provisions of, (b) result in a violation of, or (c) require any authorization, consent, approval, exemption or other action by, or notice to, or filing with any court or Authority pursuant to, the charter or bylaws of the Purchaser or, to the knowledge of the Purchaser, any applicable

Regulation (including, without limitation, approvals pursuant to the Hart-Scott-Rodino Act), Order or any Contract to which the Purchaser, or its properties are subject. The Purchaser will comply in all material respects with all applicable Regulations and Orders in connection with its execution, delivery and performance of this Agreement and the transactions contemplated hereby.

         3.4 Investment Intent. The Purchaser represents and warrants to the Seller that it is purchasing the Shares for investment purposes and not with a view to distribution thereof and agrees that it shall not make any sale, transfer or other disposition of the Shares in violation of any applicable securities law.


                                   ARTICLE IV

                             COVENANTS OF THE SELLER

         Until the Closing Date, except as otherwise consented to or approved by the Purchaser in writing, the Seller agrees that it shall act, or refrain from acting where required hereinafter, to comply (and to cause the Corporation to comply) with the following:

         4.1 Regular Course of Business. The Corporation shall operate its business diligently and in good faith, consistent with past management practices; shall maintain all of its properties in customary repair, order and condition, reasonable wear and tear excepted; shall maintain (except for expiration due to lapse of time) all material leases and material Contracts in effect without material change except as expressly provided herein; shall comply in all material respects with the provisions of all Regulations and Orders applicable to the Corporation and the conduct of its business; shall not cancel, release, waive or compromise any debt, Claim or right in its favor having a value in excess of $25,000 other than in connection with returns for credit or replacement in the ordinary course of business; shall not alter the rate or basis of compensation of any of its officers, directors or employees other than in the ordinary course of business; and shall maintain insurance coverage up to the Closing Date with the coverage and in the amounts set forth in Schedule 2.23 hereto.

         4.2 Amendments. Except as required for the transactions contemplated in this Agreement, no change or amendment shall be made in the charter or bylaws of the Corporation. The Corporation shall not merge into or consolidate with any other Person or change the character of its business.

         4.3 Capital Changes; Pledges. The Corporation shall not issue or sell any shares of its capital stock of any class or issue or sell any securities convertible into, or Options to subscribe for any shares of its capital stock and the Corporation shall not pledge or otherwise encumber any shares of its capital stock. In addition, the Corporation shall not allow the transfer of any Shares of its Capital Stock on the stock transfer ledger or other books and records.

         4.4 Dividends. The Corporation shall not declare, pay or set aside for payment any dividend or other distribution in respect of its capital stock, nor shall the Corporation, directly or indirectly, redeem, purchase or otherwise acquire any shares of its capital stock.

         4.5 Capital and Other Expenditures. The Corporation shall not make any material capital expenditures, or commitments with respect thereto, except as provided in Section 2.21. On or before the Closing Date, the Corporation shall take such action so as not to be a creditor of the Seller or of any Seller Affiliate.

         4.6 Borrowing. The Corporation shall not incur, assume or Guarantee any Indebtedness not reflected on the Financial Statements except (a) in the ordinary course of business under existing credit facilities (b) up to $1.5 million of Indebtedness to the Seller or (c) for purposes of consummating the transactions contemplated by this Agreement.

         4.7 Other Commitments. Except as set forth in this Agreement, incurred or transacted in the ordinary course of business, or permitted in writing by the Purchaser, the Corporation shall not enter into any material transaction or make any material commitment or incur any material obligation (including entering into any real property leases).

         4.8 Interim Financial Information and Audit. The Corporation shall supply the Purchaser with its internally prepared unaudited monthly operating statements within twenty (20) days after the end of each month ending between the date hereof and the Closing Date, certified by the Corporation's chief financial officer as having been prepared in accordance with procedures employed by the Corporation in preparing prior monthly operating statements and certifying that such financial statements were prepared in accordance with GAAP.

         4.9      Full Access and Disclosure.

                  (a) The Seller and the Corporation shall afford to the Purchaser and its counsel, accountants, agents and other authorized representatives and to financial institutions specified by the Purchaser reasonable access during business hours to the Corporation's plants, properties, books and records in order that the Purchaser may have full opportunity to make such reasonable investigations as it shall desire to make of the affairs of the Corporation; and the Corporation shall cause its officers, employees and auditors to furnish such additional financial and operating data and other information as the Purchaser shall from time to time reasonably request including, without limitation, any internal control recommendations made by its independent auditors in connection with any audit of the Corporation.

                  (b) From time to time prior to the Closing Date, the Seller shall promptly supplement or amend information previously delivered to the Purchaser with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or disclosed; provided, however, that such supplemental information shall not be deemed to be an amendment to any schedule or exhibit hereto.

         4.10 Breach of Agreement. The Seller shall not take any action which if taken prior to the Closing Date would constitute a breach of this Agreement. The Seller shall not allow any of its Subsidiaries to take any action prohibited by this Article IV or refrain from taking any action required by this Article IV.


                                    ARTICLE V

                           COVENANTS OF THE PURCHASER

         The Purchaser hereby covenants and agrees with the Seller that:

         5.1 Confidentiality. The Purchaser agrees that unless and until the transactions contemplated hereby have been consummated, the Purchaser and its representatives and its Affiliates and their representatives and advisors will hold in strict confidence all data and information obtained from the Seller, the Corporation or any of their Affiliates in connection with the transactions contemplated hereby, except any of the same which (i) was, is now, or becomes generally available to the public (but not as a result of a breach of any duty of confidentiality by which the Purchaser and its representatives and its Affiliates and their representatives and advisors is bound); (ii) was known to the Purchaser prior to its disclosure to the Purchaser as demonstrated by Purchaser's written records; or (iii) is disclosed to the Purchaser by a third party not subject to any duty of confidentiality to the Seller, the Corporation or any of their Affiliates prior to its disclosure to the Purchaser by the Seller, the Corporation or any of their Affiliates. The Purchaser will use such data and information solely for the specific purpose of evaluating the transactions contemplated hereby. If this Agreement is terminated, the Purchaser and its Affiliates and their representatives and advisors will promptly return to the Seller all such data, information and other written material (including all copies thereof) which has been obtained by the Purchaser, and the Purchaser will make no further use whatsoever of, or disclose to any other person, any of such or the information and knowledge contained therein or derived therefrom.


                                   ARTICLE VI

                                OTHER AGREEMENTS

         The parties further agree as follows:

         6.1 Agreement to Defend. In the event any action, suit, proceeding or investigation of the nature specified in Section 7.5 or Section 8.3 hereof is commenced, whether before or after the Closing Date, all the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto.

         6.2 Further Assurances. Subject to the terms and conditions of this Agreement, the parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable

Regulations and Orders to consummate and make effective as promptly as possible the transactions contemplated by this Agreement, and to cooperate with each other in connection with the foregoing, including without limitation using all commercially reasonable efforts (a) to obtain all necessary waivers, consents, and approvals from other parties to loan agreements, leases, mortgages and other Contracts, (b) to obtain all necessary Permits, consents, approvals and authorizations as are required to be obtained under any Regulation, (c) to lift or rescind any injunction or restraining order or other Order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, (d) to effect all necessary registrations and filings including, but not limited to, filings under the Hart-Scott-Rodino Act and submissions of information requested by Authorities, and (e) to fulfill all conditions to the obligations of the parties under this Agreement. Each of the Purchaser and the Corporation further covenants and agrees that it shall use its respective commercially reasonable efforts to prevent, with respect to a threatened or pending preliminary or permanent injunction or other Regulation or Order the entry, enactment or promulgation thereof, as the case may be.

         6.3 No Solicitation or Negotiation. Unless and until this Agreement is terminated, neither the Seller, the Corporation nor any Subsidiary shall, and shall use its best efforts to cause its directors, officers, employees, representatives, agents, advisors, accountants and attorneys not to, initiate or solicit, directly or indirectly, any inquiries or the making of any proposal with respect to, or engage in negotiations concerning, or provide any confidential information or data to any Person with respect to, or have any discussions with any Person relating to, any acquisition, business combination or purchase of all or any significant asset of, or any equity interest in, directly or indirectly, the Corporation or any Subsidiary, or otherwise facilitate any effort or attempt to do or seek any of the foregoing, and shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

         6.4 No Termination of Seller's Obligations by Subsequent Incapacity, Dissolution, Etc. The Seller specifically agrees that the obligations of Seller hereunder, including, without limitation, obligations pursuant to Article XI shall not be terminated by the dissolution of the Seller or by operation of law.

         6.5 Deliveries After Closing. From time to time after the Closing, at the Purchaser's request and without expense to the Corporation or any Subsidiary and without further consideration from the Purchaser, the Corporation or any Subsidiary, the Seller shall execute and deliver such other instruments of conveyance and transfer and take such other action as the Purchaser reasonably may require (but at no cost to the Seller exceeding $10,000) to convey, transfer to and vest in the Purchaser and to put the Purchaser in possession of any rights or property to be sold, conveyed, transferred and delivered hereunder.

         6.6 Non-Competition. The Seller agrees that, during the Restricted Period, the Seller shall not in any capacity, either separately or in association with others, directly or indirectly own, manage, control, participate, lend its name to, or render services to any other person or entity engaged in mail order and/or catalog business (a) selling merchandise primarily of the type offered in and using a similar theme as any of the Corporation's catalogs during the Restricted

Period and/or (b) utilizing any rental list that was used by the Corporation during the twelve months prior to the date of the signed purchase agreement. The "Restricted Period" shall mean two (2) years after the date of this Agreement. The "Restricted Area" shall mean the United States of America.

         6.7 Public Announcements. Except as otherwise required by Regulation or the rules of any applicable stock exchange or NASDAQ, neither the Seller, the Corporation nor the Purchaser nor any Affiliate, representative or shareholder of either of such persons, shall disclose any of the terms of this Agreement to any third party without the other party's prior written consent, which consent shall not be unreasonably withheld. The form, content and timing of all press releases, public announcements or publicity statements with respect to this Agreement and transactions contemplated hereby shall be subject to the prior approval of both the Seller and the Purchaser, which approval shall not be unreasonably withheld. No press releases, public announcements or publicity statements shall be released by either party without such prior mutual agreement, which shall not be unreasonably withheld.

         6.8 Section 338(h)(10) Election. The Seller and the Purchaser agree to make elections under Section 338(h)(10) of the Code and Treasury Regulations
Section 1.338(h)(10)-1(d) (and any corresponding elections under any applicable state and local Laws) (collectively, the "338(h)(10) Elections") with respect to the purchase and sale of the Shares from the Seller hereunder. Within ninety
(90) days after the Closing Date, the Seller and the Purchaser shall exchange completed and executed copies of IRS Form 8023 and/or Form 8023-A (or other applicable form), required schedules thereto, and any similar forms required by any state or local Taxing Authority. The Seller and the Purchaser shall in good faith use commercially reasonable efforts to promptly agree on such forms and the allocation of the "Modified Adjusted Deemed Sales Price," as defined in Treasury Regulations ss.1.338(h)(10)-(f), among the assets of the Corporation (the "Allocation Schedule"). The Seller and the Purchaser each agree to file all Tax Returns in accordance with the Allocation Schedule. The Purchaser may, in its sole discretion, retain a nationally recognized independent appraiser acceptable to both the Seller and the Purchaser to determine the fair market value of the assets of the Corporation. The fees and expenses of such appraiser shall be paid by the Purchaser.

         6.9 Affiliated Indebtedness. The parties hereby agree that all net Affiliate intercompany balances of the Corporation will be reclassified as paid in capital prior to the Closing Date.

         6.10 Repairs. On the Closing Date, Purchaser shall reimburse International for the Model 20 Disk Array, associated hardware and software and related costs ordered and paid for by the Corporation from Smith-Gardner pursuant to the August 3, 1999 Quotation executed by the Corporation.

         6.11 Lease. Purchaser shall not amend or agree to an amendment to the form of or executed lease amendment attached hereto as Exhibit 8.8 without the consent of International to the extent any such amendment will affect the provisions in such lease amendment requiring the landlord to pay certain amounts of the security deposit to International as set forth in such lease amendment.


                                   ARTICLE VII

                 CONDITIONS TO THE OBLIGATIONS OF THE PURCHASER

         Except for Purchaser's obligations set forth in Section 5.1, each and every obligation of the Purchaser under this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions unless waived in writing by the Purchaser:

         7.1 Representations and Warranties; Performance. The representations and warranties of the Seller contained in Article II shall be true and correct in all material respects when made and on the Closing Date as though then made, except as expressly provided herein. The Corporation and the Seller shall have performed and complied with all agreements, covenants and conditions required by this Agreement to be performed and complied with by them prior to the Closing Date. Executive Officers of Direct Marketing and International, respectively, shall have delivered to the Purchaser certificates (which shall be addressed to the Purchaser and its lenders), dated the Closing Date, in the form of Exhibit 7.1(a) hereto (in the case of International) and of Exhibit 7.1(b) hereto (in the case of Direct Marketing), certifying to the foregoing.

         7.2 Consents and Approvals. The Purchaser, the Seller and the Corporation shall have obtained any and all consents, approvals or other authorizations required by all applicable Regulations, Orders and Contracts of the Corporation or binding on its properties and assets, with respect to the execution, delivery and performance of the Agreement, the financing and consummation of the transactions contemplated herein and the conduct of the business of the Corporation in the same manner after the Closing Date as before the Closing Date.

         7.3 Opinion of the Seller's Counsel. The Purchaser shall have received an opinion of the Seller's counsel (which will be addressed to the Purchaser and its lenders), dated the Closing Date, in the form of Exhibit 7.3 hereto.

         7.4 No Material Adverse Change. There shall have been no Material Adverse Change since the date of this Agreement. The Purchaser shall have received certificates (which shall be addressed to the Purchaser and its lenders), dated the Closing Date, of the president and chief financial officer of the Corporation, in the form of Exhibit 7.4 hereto, certifying to the foregoing.

         7.5 No Proceeding or Litigation. No preliminary or permanent injunction or other Order issued by any Authority, or any Regulation or Order promulgated or enacted by any Authority shall be in effect, which would prevent the consummation of the transactions contemplated hereby.

         7.6 Accounting Matters. The Purchaser shall have received a certificate, dated the Closing Date, of the Corporation's chief financial officer in the form of Exhibit 7.6 hereto, as to the accuracy of all of the Corporation's financial statements for the fiscal years ending January 31, 1999, and 1998, and for the five-month period ending on June 30, 1999.

         7.7 Condition of Assets. The Corporation's assets and properties shall not have been damaged or destroyed, prior to the Closing Date, by fire or other casualty, whether or not fully covered by insurance, in an aggregate amount exceeding $100,000.

         7.8 Proceedings and Documents. All documents and instruments incident to the transactions contemplated hereby shall be reasonably satisfactory in form and substance to the Purchaser and the Purchaser's counsel, and the Corporation shall have made available to the Purchaser for examination the originals or true, complete and correct copies of all records and documents relating to the business and affairs of the Corporation that the Purchaser may reasonably request in connection with said transaction.

         7.9 Secretary's Certificate. The Purchaser shall have received a certificate, by the secretary of International and Direct Marketing, respectively, as to the charter and bylaws of International and Direct Marketing, respectively, the resolutions adopted by the directors of International and Direct Marketing, respectively, in connection with this Agreement, and the incumbency of certain officers of International and Direct Marketing, respectively, in the form of Exhibit 7.9(a) hereto (in the case of International) and of Exhibit 7.9(b) (in the case of Direct Marketing).

         7.10 Certificates of Good Standing. At the Closing, the Corporation shall have delivered to the Purchaser certificates issued by the appropriate governmental authorities evidencing the good standing of the Corporation as of a date not more than fifteen (15) days prior to the Closing Date as a corporation organized under the laws of the state and as a foreign corporation authorized to do business under the laws of the jurisdictions listed in the exhibits hereto.

         7.11 Leases. Each of the Corporation's lessors of real property shall have executed a landlord estoppel letter in the form of Exhibit 7.11(a) or
Exhibit 7.11(b) hereto.

         7.12 Termination of Affiliate Contracts. The Seller shall have caused all Contracts between the Corporation and the Seller and its Affiliates to terminate at Closing without any further liability to the Corporation or the Seller or its Affiliates.

         7.13 Resignations. The Seller shall have caused the directors previously identified by the Purchaser to have resigned from the Board of Directors of the Corporation.

         7.14 Creditor Consents. The Corporation's secured creditors, other than those creditors party to capital leases with the Corporation, shall have agreed in writing with the Corporation as to the amounts owed in order for such creditors to have been paid in full and to release all Liens in favor of such creditors. The Corporation's secured creditors, other than those creditors party to capital leases with the Corporation, shall provide at Closing (as directed by the Seller's counsel) such UCC termination statements, releases of mortgages and other releases of Liens as shall be required by the Purchaser and its lenders.

         7.15 Other Documents. The Corporation shall have furnished the Purchaser with such other and further documents and certificates, including certificates of the Corporation's officers and others, as the Purchaser shall reasonably request to evidence compliance with the conditions set forth in this Agreement.


                                  ARTICLE VIII

                   CONDITIONS TO THE OBLIGATIONS OF THE SELLER

         Each and every obligation of the Seller under this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions unless waived in writing by the Seller:

         8.1 Representations and Warranties; Performance. The representations and warranties of the Purchaser contained in Article III shall be true and correct in all material respects when made and on the Closing Date as though then made, except as expressly provided herein. The Purchaser shall have performed and complied with all agreements, covenants and conditions required by this Agreement to be performed and complied with by it prior to the Closing Date. The president of the Purchaser shall have delivered to the Seller a certificate, dated the Closing Date, in the form designated Exhibit 8.1 hereto, certifying to the foregoing.

         8.2 Consents and Approvals. The Purchaser shall have obtained any and all material consents, approvals, Permits or other authorizations, including compliance with the Hart-Scott-Rodino Act, required by all applicable Regulations or Orders, with respect to the execution, delivery and performance of the Agreement, and the consummation of the transactions contemplated herein.

         8.3 No Proceeding or Litigation. No preliminary or permanent injunction or other Order issued by any Authority, or any Regulation or executive order promulgated or enacted by any Authority shall be in effect, which would prevent the consummation of the transactions contemplated hereby.

         8.4 Secretary's Certificate. The Seller shall have received a certificate, by the secretary of the Purchaser, dated the Closing Date, as to the charter and bylaws of the Purchaser, the resolutions adopted by the directors of the Purchaser in connection with this Agreement, the incumbency of certain officers of the Purchaser and the jurisdictions in which the Purchaser is qualified to conduct business in the form of Exhibit 8.4 hereto.

         8.5 Opinion of Purchaser's Counsel. The Seller shall have received an opinion of Purchaser's counsel (which shall be addressed to Seller), dated the Closing Date, in the form of Exhibit 8.5 hereto.

         8.6 Release of Guaranty. International shall have been released from its guarantee of the Corporation's performance under that certain lease pertaining to the property commonly known as 12 Elizabeth Drive, Chelmsford, MA, dated November 19, 1996.

         8.7 Seller Note. The Seller shall have received the Note, dated the Closing Date, in the form of Exhibit 1.2 hereto.

         8.8 Lease Amendment. The Corporation's landlord shall have executed a form of lease amendment, dated the Closing Date, substantially in the form of
Exhibit 8.8 hereto.


                                   ARTICLE IX

                                     CLOSING

         9.1 Closing. Unless this Agreement shall have been terminated or abandoned pursuant to the provisions of Article X hereof, a closing of the transactions contemplated by this Agreement (the "Closing") shall be held on October 29, 1999, or on such other date as the parties agree (the "Closing Date"), in the offices of the Purchaser's lender's counsel, provided that the Closing shall not occur, in any event, prior to receipt of the consent of the Federal Trade Commission and the Department of Justice with respect to the transactions contemplated by the Agreement, or after December 31, 1999.

         9.2 Intervening Litigation. If prior to the Closing Date any Order issued by any Authority shall restrain or prohibit this Agreement or the consummation of the transactions contemplated herein for a period of fifteen
(15) days or longer, the Closing shall be adjourned at the option of either party for a period of not more than thirty (30) days. If at the end of such thirty (30) day period such Order shall not have been favorably resolved, either party may, by written notice thereof to the other, terminate this Agreement, without liability or further obligation hereunder.


                                    ARTICLE X

                           TERMINATION AND ABANDONMENT

         10.1 Methods of Termination. This Agreement may be terminated and the transactions herein contemplated may be abandoned at any time:

                  (a)      by mutual consent of the Purchaser and the Seller;

                  (b) by the Purchaser or the Seller if this Agreement is not consummated on or before December 31, 1999; provided that if any party has breached or defaulted with respect to its respective obligations under this Agreement on or before such date, such party may not terminate this Agreement pursuant to this Section 10.1(b), and each other party to this Agreement shall at its option enforce its rights against such breaching or defaulting party and seek any remedies against such party, in either case as provided hereunder and by applicable law;

                  (c) by the Purchaser if as of the Closing Date any of the conditions specified in Article VII hereof have not been satisfied or if the Seller or the Corporation or any

         Subsidiary are otherwise in default under this Agreement or if at any time prior to the Closing Date it becomes apparent to the Purchaser that the Seller, the Corporation or any Subsidiary will be unable to so satisfy one or more of the representations and warranties in Article II or one or more of the covenants or agreements in Articles IV or VI; or

                  (d) by the Seller if as of the Closing Date any of the conditions specified in Article VIII hereof have not been satisfied or if the Purchaser is otherwise in default under this Agreement or if at any time prior to the Closing Date it becomes apparent to the Seller or the Corporation that the Purchaser will be unable to satisfy one or more of the representations and warranties in Article III or one or more of the covenants and agreements in Articles V or VI.

         10.2 Procedure Upon Termination. In the event of termination and abandonment pursuant to Section 10.1 hereof, and subject to the proviso contained in Section 10.1(b) this Agreement shall terminate and shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided herein:

                  (a) each party shall redeliver all documents and other material of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same;

                  (b) all information received by any party hereto with respect to the business of any other party or the Corporation or any Subsidiary (other than information which is a matter of public knowledge or which has heretofore been or is hereafter published in any publication for public distribution or filed as public information with any governmental authority) shall not at any time be used for the advantage of, or disclosed to third parties by, such party to the detriment of the party furnishing such information; and

                  (c) no non breaching party hereto shall have any liability or further obligation to any other party to this Agreement.


                                   ARTICLE XI

                       SURVIVAL OF TERMS; INDEMNIFICATION

         11.1 Survival. All of the terms and conditions of this Agreement, together with the representations, warranties and covenants contained herein shall survive the execution of this Agreement and the Closing Date until all obligations set forth therein shall have been performed and satisfied notwithstanding any investigation heretofore or hereafter made by or on behalf of any party hereto; provided, however, that all representations and warranties contained in this Agreement, and the agreements and obligations of the Seller and the Purchaser to indemnify each other set forth in this Article XI, shall survive and continue for, and all claims with respect thereto shall be made prior to the end of, eighteen (18) months from the Closing Date at which time any and all claims for indemnification or otherwise related to, arising out of or connected with this Agreement and the transactions contemplated herein or hereby shall be deemed null and void, except for (i) the representations and warranties set forth in Sections 2.1, 2.4, 2.5, 2.6 and 2.15, or a claim of fraud (which may be brought in conjunction with other claims hereunder), and the covenants contained herein which shall survive until, and all claims with respect thereto shall be made within, fifteen days after the expiration of the applicable statute of limitations, and (ii) representations, warranties and indemnities for which an indemnification claim shall be pending as of the end of the applicable period referred to above, in which event such indemnities shall survive with respect to such claim until the final disposition thereof.

         11.2 Limitations.

              (a) Neither party shall be required to indemnify the other party under Sections 11.3(a) and 11.4(a) until the indemnifiable damages, individually or in the aggregate, exceed $150,000 (the "Hurdle Rate"), at which point such indemnifying party shall be responsible for all indemnifiable damages that may arise, irrespective of the Hurdle Rate; and provided that indemnifiable damages shall accumulate until such time as they exceed the Hurdle Rate, whereupon the party to be indemnified shall be entitled to seek indemnification for the full amount of such damages.

              (b) In the absence of fraud, after the Closing the aggregate amount of indemnifiable damages for which the Seller shall be liable under this Article XI shall not exceed the Cash Amount plus the Earn-Out Amounts, if any, as adjusted in accordance with the provisions of Section 1.3; provided however, any claim for fraud shall not be subject to the foregoing limitation.

              (c) In the absence of fraud, no party hereto may pursue any remedy with respect to claims arising out of this Agreement, the sale of the Shares, the Corporation, its Subsidiaries or their respective assets, liabilities and businesses in each case arising under or based upon any Federal, state, local or foreign statute, law, ordinance, rule or Regulation or otherwise, other than for monetary damages brought under this Article XI, as limited by Sections 11.2 and 11.3 hereto. Without limiting the foregoing, no legal action in tort or strict liability may be maintained by the Purchaser.

              (d) Indemnification claims shall be reduced, by and to the extent, that an indemnitee shall receive or be deemed to be entitled to receive proceeds under insurance policies, risk sharing pools, or similar arrangements specifically as a result of, and in compensation for, the subject matter of an indemnification claim by such indemnitee.

         11.3 Indemnification by Seller. Subject to Sections 11.1 and 11.2, the Seller agrees to, and shall, indemnify the Purchaser and its officers, directors, employees, shareholders, representatives and agents and hold each of them harmless at all times after the date of this Agreement, against and in respect of any and all damage, loss, deficiency, liability, obligation, commitment, cost or expense (including the reasonable fees and expenses of counsel) resulting from, or in respect of, any of the following:

              (a) Any breach of the representations or warranties contained in
         Article II of this Agreement on the part of the Seller or non-fulfillment of any obligation of the Seller under this Agreement.

              (b) All liability of the Corporation for Taxes, but excluding any taxes for which there is an adequate accrual and reserve on the Financial Statements of the Corporation and any tax liability of the Corporation arising in connection with the transactions contemplated hereby. Any Taxes, penalties or interest attributable to the operations of the Corporation payable as a result of an audit of any Tax Return shall be deemed to have accrued in the period to which such Taxes, penalties or interest are attributable.

              (c) Any failure of Seller to have good, valid and marketable title to all the issued and outstanding Shares, free and clear of all Liens.

              (d) Any Claim by a shareholder or former shareholder of the Corporation or any other Person seeking to assert: (i) ownership or rights to ownership of any shares of capital stock of the Corporation;
         (ii) any rights of a shareholder (other than the right to receive the purchase price in accordance with the terms of this Agreement) including any Option, preemptive rights or rights to receive notice or to vote; (iii) any rights under the Corporation's charter, bylaws or other constituent documents; or (iv) any Claim that his shares of capital stock were improperly repurchased by the Corporation.

              (e) All demands, assessments, judgments, costs and reasonable legal and other expenses arising from, or in connection with, any action, suit, proceeding or Claim incident to any of the foregoing.

         11.4 Indemnification by the Purchaser. Subject to Sections 11.1 and 11.2, the Purchaser agrees to, and shall, indemnify the Seller, and its officers, directors, employees, shareholders, representatives and agents and hold each of them harmless at all times after the date of this Agreement, against and in respect of any and all damage, loss, deficiency, liability, obligation, commitment, cost or expense (including the fees and expenses of counsel) resulting from, or in respect of, any of the following:

              (a) Any breach of the representations or warranties contained in
         Article III of this Agreement on the part of the Purchaser or non-fulfillment of any obligation of the Purchaser under this Agreement.

              (b) All demands, assessments, judgments, costs and reasonable legal and other expenses arising from, or in connection with, any action, suit, proceeding or Claim incident to any of the foregoing.

         11.5 Third-Party Claims.

              (a) The following procedures shall be applicable with respect to indemnification for third-party Claims. Promptly after receipt by the party seeking indemnification hereunder (hereinafter referred to as the "Indemnitee") of notice of the commencement of any (a) Tax audit or proceeding for the assessment of Tax by any Taxing Authority or any other proceeding likely to result in the imposition of a Tax liability or obligation or
         (b) action or the assertion of any Claim, liability or obligation by a third party (whether by legal process or otherwise), against which Claim, liability or obligation the other party to this Agreement (hereinafter the "Indemnitor") is, or may be, required under this Agreement to indemnify such Indemnitee, the Indemnitee will, if a Claim thereon is to be, or may be, made against the Indemnitor, notify the Indemnitor in writing of the commencement or assertion thereof and give the Indemnitor a copy of such Claim, process and all legal pleadings. The Indemnitor shall have the right to participate in the defense of such action with counsel of reputable standing. The Indemnitor shall have the right to assume the defense of such action unless such action
         (i) is likely to result in injunctions or other equitable remedies in respect of the Indemnitee or its business; (ii) has a substantial likelihood of resulting in liabilities which, taken with other then existing Claims under this Article XI, would not be fully indemnified hereunder; or (iii) has a substantial likelihood of having an adverse effect on the business or financial condition of the Indemnitee after the Closing Date (including an effect on the Tax liabilities, earnings or ongoing business relationships of the Indemnitee) or (vi) is for an alleged amount of less than $25,000. The Indemnitor and the Indemnitee shall cooperate in the defense of such Claims. In the case that the Indemnitor shall assume or participate in the defense of such audit, assessment or other proceeding as provided herein, the Indemnitee shall make available to the Indemnitor all relevant records and take such other action and sign such documents as are reasonable necessary to defend such audit, assessment or other proceeding in a timely manner. If the Indemnitee shall be required by judgment or a settlement agreement to pay any amount in respect of any obligation or liability against which the Indemnitor has agreed to indemnify the Indemnitee under this Agreement, the Indemnitor shall promptly reimburse the Indemnitee in an amount equal to the amount of such payment plus all reasonable expenses (including legal fees and expenses if required hereunder) incurred by such Indemnitee in connection with such obligation or liability subject to this Article XI, unless Indemnitor disputes in good faith its obligation to indemnify Indemnitee under
         Article XI. No Indemnitor, in the defense of any such Claim, shall, except with the consent of the Indemnitee, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnitee of a release from all liability with respect to such Claim. In the event that the Indemnitor does not accept the defense of any matter for which it is entitled to assume such defense as provided above, the Indemnitee shall have the full right to defend against any such Claim, and, after giving the Seller five (5) days notice, shall be entitled to settle or agree to pay in full such claim or demand, in its sole discretion. With respect to any matter as to which the Indemnitor is not entitled to assume the defense pursuant to the terms of this paragraph, the Indemnitee shall not enter into any settlement for which an indemnification claim will be made hereunder without the approval of the Indemnitor, which will not be unreasonably withheld, and the Indemnitor shall be entitled to participate in any such claim with counsel of its choosing at its own expense.

              (b) Prior to paying or settling any Claim against which an Indemnitor is, or may be, obligated under this Agreement to indemnify an Indemnitee, the Indemnitee must first supply the Indemnitor with a copy of a final court judgment or decree holding the Indemnitee liable on such Claim or failing such judgment or decree, must first receive the written approval of the terms and conditions of such settlement from the Indemnitor, which approval shall not be unreasonably withheld. An Indemnitor or Indemnitee shall have the right to settle any Claim against it, subject to the prior written approval of the other, which approval shall not be unreasonably withheld.

              (c) An Indemnitee shall have the right to employ its own counsel in any case, but the fees and expenses of such counsel shall be at the expense of the Indemnitee unless (i) the employment of such counsel shall have been authorized in writing by the Indemnitor in connection with the defense of such action or claim, (ii) the Indemnitor shall not have employed counsel in the defense of such action or claim, or (iii) such Indemnitee shall have reasonably concluded that there may be defenses available to it which are in direct conflict with those available to the Indemnitor, in any of which events such fees and expenses of not more than one additional counsel for the Indemnitee shall be borne by the Indemnitor.

         11.6 Manner of Indemnification. Any and all indemnification payments shall be deemed an adjustment to the purchase price.


                                   ARTICLE XII

                            MISCELLANEOUS PROVISIONS

         12.1 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified and supplemented only by written agreement of the parties hereto.

         12.2 Waiver of Compliance; Consents. Any failure of any party hereto to comply with any obligation, covenant, agreement or condition herein may be waived in writing by the other parties hereto, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing.

         12.3 Certain Definitions.

              "Adjustment Statement" shall have the meaning set forth in Section 1.3(c).

              "Affiliate" means, with regard to any Person, (a) any Person, directly or indirectly, controlled by, under common control of, or controlling such Person, (b) any Person, directly or indirectly, in which such Person holds, of record or beneficially, five percent or more of the equity or voting securities, or (c) any Person that holds, of record or beneficially, five percent or more of the equity or voting securities of such Person.

                  "Allocation Schedule" shall have the meaning set forth in
         Section 6.8.

                  "Authority" means any governmental, regulatory or administrative body, agency, commission, board, arbitrator or authority, any court or judicial authority, any public, private or industry regulatory authority, whether international, national, federal, state or local.

                  "Cash Amount" shall have the meaning set forth in Section 1.2.

                  "CERCLA: means Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, and the Regulations thereunder.

                  "CERCLIS" means Comprehensive Environmental Response, Compensation, and Liability Information System.

                  "Claim" means any action, claim, lawsuit, demand, suit, inquiry, hearing, investigation, notice of a violation, litigation, proceeding, arbitration, appeals or other dispute, whether civil, criminal, administrative or otherwise.

                  "Closing" shall have the meaning set forth in Section 9.1.

                  "Closing Date" shall have the meaning set forth in Section
          9.1.

                  "Closing Date Balance Sheet" shall have the meaning set forth in Section 1.3(b).

                  "Closing Date Net Working Capital" of the Corporation shall mean the following from the Closing Date Balance Sheet: (i) the sum of
         (A) accounts receivable, (B) inventory, (C) prepaid expenses, and (D) capitalized catalog costs, less (ii) the sum of the Corporation's (W) accounts payable, (X) accrued expenses and (Z) other current liabilities, contingencies or reserves set forth on the Closing Date Balance Sheet computed in accordance with GAAP in a manner consistent with the accounting methods and procedures used by the Corporation in its historic financial statements, in each case, excluding Indebtedness, income tax assets and liabilities and the indemnity reserve.

                  "Code" shall mean the Internal Revenue Code of 1986, as amended, and the Regulations thereunder.

                  "Contested Adjustments" shall have the meaning set forth in
         Section 1.3(c).

                  "Contested Adjustment Notice" shall have the meaning set forth in Section 1.3(c).

                  "Contract" means any agreement, contract, commitment, instrument or other binding arrangement or understanding, whether written or oral.

                  "Corporation" shall mean the Corporation and its Subsidiaries taken as a whole.

                  "Date Data" shall have the meaning set forth in Section 2.12.

                  "Date Sensitive System" shall have the meaning set forth in
         Section 2.12.

                  "Earn-Out Amounts" shall have the meaning set forth in Section 1.2.

                  "Environmental Law" shall mean any Regulation, Order, settlement agreement with or requirement of an Authority, which relates to or otherwise imposes liability or standards of conduct concerning mining or reclamation of mined land, discharges, emissions, releases or threatened releases of noises, odors or any pollutants, contaminants or hazardous or toxic wastes, substances or materials, whether as matter or energy, into ambient air, water, or land, or otherwise relating to the manufacture, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling of pollutants, contaminants, or hazardous wastes, substances or materials, including (but not limited to) the Comprehensive Environmental Response, Compensation and Liability Act, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Material Transportation Act, the Resource Conservation and Recovery Act of 1976, as amended, the Toxic Substances Control Act, as amended, the Federal Water Pollution Control Act, the Clean Water Act, the Clean Air Act, the Occupational Safety and Health Act, any so-called "Superlien" law, on the date of this Agreement, and any other similar Federal, state or local statutes.

                  "Environmental Permit" shall mean Permits and other authorizations relating to or required by Environmental Law and necessary for the Corporation's business.

                  "ERISA" shall have the meaning set forth in Section 2.17.

                  "ERISA Affiliate" shall mean any trade or business, whether or not incorporated, that together with the Corporation would be deemed a "single employer" within the meaning of Section 4001(b)(i) of ERISA.

                  "Financial Statements" shall have the meaning as set forth in
         Section 2.8(a).

                  "Financial Statements Date" shall have the meaning as set forth in Section 2.8(a).

                  "GAAP" means generally accepted accounting principles, consistently applied, as in existence at the date hereof.

                  "Group" means two or more Persons or entities (or a combination thereof) acting as a partnership, limited partnership, syndicate or other form for any of the purposes contemplated in such section.

                  "Guarantee" means any guarantee or other contingent liability (other than any endorsement for collection or deposit in the ordinary course of business), direct or indirect with respect to any obligations of another Person, through an agreement or otherwise, including, without limitation, (a) any endorsement or discount with recourse or undertaking substantially equivalent to or having economic effect similar to a guarantee in respect of any such obligations and (b) any Contract (i) to purchase, or to advance or supply funds for the payment or purchase of, any such obligations, (ii) to purchase, sell or lease property, products, materials or supplies, or transportation or services, in respect of enabling such other Person to pay any such obligation or to assure the owner thereof against loss regardless of the delivery or nondelivery of the property, products, materials or supplies or transportation or services or (iii) to make any loan, advance or capital contribution to or other investment in, or to otherwise provide funds to or for, such other Person in respect of enabling such Person to satisfy an obligation (including any liability for a dividend, stock liquidation payment or expense) or to assure a minimum equity, working capital or other balance sheet condition in respect of any such obligation.

                  "Hart-Scott-Rodino Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the Regulations promulgated thereunder, as amended from time to time.

                  "Hurdle Rate" shall have the meaning set forth in Section 11.2(a).

                  "Indebtedness" with respect to any Person means any obligation of such Person for borrowed money, but in any event shall include (a) any obligation or liabilities incurred for all or any part of the purchase price of property or other assets or for the cost of property or other assets constructed or of improvements thereto, other than accounts payable and accrued liabilities included in current liabilities and incurred in respect of property purchased in the ordinary course of business, (b) the face amount of all letters of credit issued for the account of such Person and all drafts drawn thereunder, (c) obligations incurred for all or any part of the purchase price of property or other assets or for the cost of property or other assets constructed or of improvements thereto, other than accounts payable included in current liabilities and incurred in respect of property purchased in the ordinary course of business secured by Liens, (d) capitalized lease obligations, and (e) all Guarantees of such Person.

                  "Indemnitee" shall have the meaning set forth in Section 11.5.

                  "Indemnitor" shall have the meaning set forth in Section 11.5.

                  "Independent Accountant" shall have the meaning set forth in
         Section 1.3(c).

                  "Lien" means any security interest, lien, mortgage, pledge, hypothecation, encumbrance, judgment, easement, charge, restriction on transfer or otherwise, or interest of another Person of any kind or nature.

                  "Material Adverse Change" means any developments or changes which would have a Material Adverse Effect.

                  "Material Adverse Effect" means any circumstances, state of facts or matters which might reasonably be expected to have a material adverse effect in respect of the Corporation's business, operations, properties, assets, condition (financial or otherwise), results, plans, strategies or prospects.

                  "Note" shall have the meaning set forth in Section 1.2.

                  "Occurrence" means any accident, happening or event which occurs or has occurred at any time prior to the Closing Date that is caused by any hazard or defect in manufacture, design, materials or workmanship including, without limitation, any failure to warn or any breach of express or implied warranties or representations with respect to a product manufactured, shipped, sold or delivered by or on behalf of the Corporation which results in injury or death to any person or damage to or destruction of property (including damage to or destruction of the product itself) or other consequential damages.

                  "Option" means any subscription, option, warrant, right, security, Contract, commitment, understanding, stock appreciation or phantom stock option by which (i) with respect the Corporation, the Corporation is bound to issue any additional shares of its capital stock or rights pursuant to which any Person has a right to purchase shares of the Corporation's capital stock or (ii) with respect to Seller, the Seller is bound to sell or allow another Person to vote, encumber or control the disposition of any shares of the Corporation's capital stock or rights pursuant to which any Person has a right to purchase, vote, encumber or control the disposition of shares of the Corporation's capital stock from the Seller.

                  "Order" means any decree, order, judgment, injunction, rule, ruling, consent of or by an Authority.

                  "Permits" means all permits, licenses, registrations, certificates or approvals from any Authority (including without limitation those relating to the occupancy or use of owned or leased real property) issued to or held by the Corporation.

                  "Permitted Liens" means (i) statutory Liens not yet delinquent, (ii) such imperfections or irregularities of title or Liens as do not materially detract from or interfere with the present use of the properties or assets subject thereto or affected thereby, otherwise impair present business operations at such properties, or do not detract from the value of such properties and assets, (iii) Liens reflected in the Financial Statements or the notes thereto, (iv) the rights of customers of the Corporation with respect to inventory or work in progress under orders or Contracts entered into by the Corporation in the ordinary course of business, (v) mechanics', carriers', workers', repairmen's, warehousemen's, or other similar Liens arising in the ordinary course of business in respect of obligations not overdue or which are being contested in good faith and covered by an amount reserved on the Corporation's balance sheet at least equal to the amount of the Lien, and (vi) deposits or pledges to secure workmen's compensation, unemployment insurance, old age benefits or other social security obligations in connection with, or to secure the performance of, bids, tenders, trade contracts not for the payment of money or leases, or to secure statutory obligations or surety or appeal bonds or other pledges or deposits for purposes of like nature, and (vii) liens for Taxes due and payable but not yet delinquent, in the ordinary course of business.

                  "Person" means any corporation, partnership, joint venture, organization, entity, Authority or natural person.

                  "Policies" means all Contracts that insure (i) the Corporation's or any of its Subsidiaries properties, plant and equipment for loss or damage, and (ii) the Corporation or any of its Subsidiaries or their officers, directors, employees or agents against any liabilities, losses or damages (or lost profits) for any reason or purpose.

                  "Proprietary Rights" means all (i) patents, patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, reexamination, utility, model, certificate of invention and design patents, patent applications, registrations and applications for registrations, (ii) trademarks, service marks, trade dress, logos, trade names and corporate names and registrations and applications for registration thereof, (iii) copyrights and registrations and applications for registration thereof, or (iv) mask works and registrations and applications for registration thereof.

                  "Regulation" means any rule, law, code, statute, regulation, ordinance requirement or other binding action of or by an Authority.

                  "Restricted Area" shall have the meaning set forth in Section 6.6.

                  "Restricted Period" shall have the meaning set forth in
         Section 6.6.

                  "Settlement Amount Certificate" shall have the meaning set forth in Section 1.3(c).

                  "Settlement Date" shall have the meaning set forth in Section 1.3(d).

                  "Shares" shall have the meaning set forth in Section 1.1.

                  "Software" shall have the meaning set forth in Section
         2.18(c).

                  "Subsidiary" means any Person in which the Corporation has an ownership interest.

                  "Tax Returns" means federal, state, foreign and local tax reports, returns, information returns and other documents.

                  "Taxes" means including without limitation income, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), stamp, leasing, lease, user, excise, duty, franchise, transfer, license, withholding, payroll, employment, foreign, fuel, excess profits, occupational and interest equalization, windfall profits, severance, and other charges (including interest and penalties).

              "Taxing Authorities" means Internal Revenue Service and any other Federal, state, or local authority which has the right to impose Taxes on the Corporation or the Seller.

              "Working Capital Shortfall" shall mean the amount by which the Corporation's Closing Date Net Working Capital is less than $2,792,000.

              "Working Capital Surplus" shall mean the amount by which the Corporation's Closing Date Net Working Capital exceeds $2,792,000.

              "Year 2000 Compliant" shall have the meaning set forth in
         Section 2.12.

         12.4 Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand or mailed, first class certified mail with postage paid or deposited with overnight receipted courier service:

              (a)      If to the Corporation or the Seller, to:

                                    ValueVision International, Inc.
                                    6740 Shady Oak Road
                                    Eden Praire, MN 55344
                                    Attn: Chief Executive Officer

                       with a copy to:

                                    Maslon Edelman Borman & Brand LLP 3300
                                    Norwest Center 90 South Seventh Street
                                    Minneapolis, MN 55402 Attn: Shawn R.
                                    McIntee, Esq.

or to such other Person or address as the Corporation shall furnish by notice to the Purchaser in writing.

              (b)      If to the Purchaser, to:

                                    Potpourri Holdings, Inc.
                                    120 North Meadows Road
                                    Medfield, MA 02052
                                    Attn: Jack Rosenfeld
                  with a copy to:

                                    HIG Capital Management, Inc.
                                    1001 Brickell Bay Drive
                                    Suite 2708
                                    Miami, FL 33131
                                    Attn:  John Black

                  with a copy to:

                                    White & Case LLP
                                    200 South Biscayne Boulevard
                                    Suite 4900
                                    Miami, FL  33131
                                    Jorge L. Freeland, Esq.

or to such other Person or address as the Purchaser shall furnish by notice to the Seller in writing.

         12.5 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, except that the Purchaser may, without the prior approval of the Seller, assign its rights and interests hereunder to its lenders (and any agent for lenders) and may grant Liens in respect of its rights and interests hereunder to its lenders (and such agent), and the parties hereto consent to any exercise by such lenders (and such agent) of their rights and remedies with respect to such collateral, provided that the Purchaser remains liable for its obligations under this Agreement.

         12.6 Governing Law. The Agreement shall be governed by the internal laws of the State of Florida as to all matters, including but not limited to matters of validity, construction, effect and performance.

         12.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         12.8 Headings. The article and section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         12.9 Entire Agreement. This Agreement, including the schedules and exhibits hereto and the documents, certificates and instruments referred to herein, embodies the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement and supersedes all prior agreements, representations, warranties, promises, covenants, arrangements, communications and understandings, oral or written, express or implied, between the parties with respect to such transactions. There are no agreements, representations, warranties, promises, covenants, arrangements or understandings between the parties with respect to such transactions, other than those expressly set forth or referred to herein.

         12.10 Binding Effect. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the signatories to this Agreement and each of their respective successors and permitted assigns.

         12.11 Injunctive Relief. The parties hereto agree that in the event of a breach of any provision of this Agreement, the aggrieved party or parties may be without an adequate remedy at law. The parties therefore agree that in the event of a breach of any provision of this Agreement, the aggrieved party or parties may elect to institute and prosecute proceedings in any court of competent jurisdiction to enforce specific performance or to enjoin the continuing breach of such provision, as well as to obtain damages for breach of this Agreement, as permitted under Article XI and Section 6.6. By seeking or obtaining any such relief, the aggrieved party shall not be precluded from seeking or obtaining any other relief to which it may be entitled.

         12.12 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party hereto, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party hereto of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement must be made in writing and shall be effective only to the extent specifically set forth in such writing.

         12.13 Severability. Unless otherwise provided herein, if any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         12.14 Expenses. The Purchaser shall bear its own expenses, including without limitation, legal fees and expenses, with respect to this Agreement and the transactions contemplated hereby. The Seller shall bear its and the Corporation's expenses, including without limitation, legal fees and expenses, with respect to this Agreement and the transactions contemplated hereby through the Closing Date.

         12.15 Waiver of Jury Trial. EACH OF THE PARTIES HERETO KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY EXHIBIT HERETO, OR ANY COURSE OF CONDUCT, COURSE OF DEALING OR STATEMENTS (WHETHER VERBAL OR WRITTEN) RELATING TO THE FOREGOING. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT.

         IN WITNESS WHEREOF, the parties hereto have made and entered into this Stock Purchase Agreement the date first hereinabove set forth.

                                          POTPOURRI HOLDINGS, INC.


                                          By:   /s/ John Bolduc
                                             -----------------------------------
                                          Name:
                                               ---------------------------------
                                          Title:
                                                --------------------------------


                                          VALUEVISION DIRECT MARKETING COMPANY,
                                           INC.

                                          By:  /s/ Edwin G. Pohlmann
                                             -----------------------------------
                                          Name:    Edwin G. Pohlmann
                                               ---------------------------------
                                          Title:   Executive Vice President
                                                --------------------------------



                                          VALUEVISION INTERNATIONAL, INC.


                                          By:  /s/ Edwin G. Pohlmann
                                             -----------------------------------
                                          Name:    Edwin G. Pohlmann
                                               ---------------------------------
                                          Title:   Executive Vice President
                                                --------------------------------

                                  SCHEDULE 1.2

                         CALCULATION OF EARN-OUT AMOUNTS

         The Seller can earn up to a $5.5 million as an Earn-Out Amount if the Corporation's Post Closing EBITDA for the 365 days following the Closing Date (the "Earn-Out Period") exceeds the thresholds below as follows:


                  Tier              Post Closing EBITDA                         Earn-Out Amount
                  ----              -------------------                         ---------------

                  1                 $0 million up to $1,499,999                 $0
                  2                 $1.5 million up to $1,999,999               $1.25 million
                  3                 $2.0 million up to $2,499,999               $1.75 million
                  4                 $2.5 million up to $2,749,999               $2 million
                  5                 $2.75 million or greater                    $.5 million


                  In the event that the Corporation's Post Closing EBITDA falls between $1.5 million and $1,999,999 in Tier 2, or $2.0 million and $2,499,999 in Tier 3, then the Earn-Out Amount shall be prorated and calculated according to the following formula:

                  Actual Post Closing EBITDA - Tier's Minimum EBITDA Threshold
                  ------------------------------------------------------------  x Next Tier's Earn Out Amount
                                         $500,000

                  The Earn-Out Amount will be not be prorated in the event that the EBITDA falls between $2.5 million and $2,749,999 in Tier 4 or in Tier 5.

Examples:

         1. If the Post Closing EBITDA is $1.75 million, the total Earn-Out Amount shall equal $2,125,000 calculated as follows:

         $1.25 million + [($1.75 million - $1.5 million)/$500,000 x $1.75 million]

         2. If the Post Closing EBITDA is $2.2 million, the total Earn-Out Amount shall equal $3,800,000 calculated as follows:

         $1.25 million + $1.75 million + [($2.2 million - $2.0
million)./$500,000 x $2.0 million]

         (a) During the Earn-Out Period, the Corporation will (i) operate its business in the ordinary course, diligently and in good faith and (ii) use its best efforts to maximize the profits of the Corporation during the Earn-Out Period.

         (b) As used herein, "Post Closing EBITDA" shall mean the net operating income of the Corporation, before interest and all state and federal income and franchise taxes, depreciation and amortization, computed in accordance with GAAP in a manner consistent with the accounting methods and procedures used by the

                  Corporation in the Corporation's historic Financial Statements, except that the following provisions shall govern the computation of Post Closing EBITDA for the purposes of this Agreement:

                  (i) The costs of the transactions contemplated by this Agreement, which include, without limitation, any costs, charge or expense for payments made pursuant to this Agreement, shall be excluded from the computation.

                  (ii) Allocated Purchaser expenses, including but not limited to general and administrative expenses, corporate overhead and management fees shall be excluded from the computation; provided, however, direct expenses allocated to the Corporation from the Purchaser which are traceable to a specific support or service specifically requested by the Corporation in the ordinary course of business shall be included in the computation.

                  (iii) Increases in compensation or benefits to officers and/or former principals of the Corporation over compensation levels for these individuals as per their respective employment agreements after the Closing Date are to be excluded from the computation.

                  (iv) Costs and expenses and related revenue associated with the expansion of the Corporation and incurred primarily for the future benefit of periods following the Earn-Out Period that are not in the ordinary course of operating the Corporation's historic catalog business, shall be excluded from the computation, including without limitation third party costs of acquisition such as broker, legal and other professional fees.

                  (v) Services performed by the Corporation's employees for the Purchaser, its Affiliates or other third parties are to be billed out at the pro-rata cost allocation for the employee time spent. In addition, expenses incurred by the Corporation on behalf of or for the sole benefit of the Purchaser or its Affiliates are to be excluded from the computation.

                  (vi) If Purchaser increases the percentage of mailings to prospects (rented lists) during the period December through August by more than 10% for these same titles during the same prior year period, then to the extent that such prospect mailings result in losses (defined as negative variable contribution), such losses shall be excluded from the computation as follows: if the percentage increase in prospecting is less than 30% over the prior year; 50% of the losses are to be excluded; if the percentage increase is greater than 30%, 100% of losses are to be excluded.

                  (vii) Fixed payroll and benefits, excluding the compensation of Jonathan Fleischmann, Robert Webb and Robert Piro, during the Earn-Out Period greater than $2,314,000 is to be excluded from the computation.

         (c) Purchaser will maintain the books and records of the Corporation during the Earn-Out Period in accordance with GAAP consistent with past practices of the Corporation.

         (d) During the Earn-Out Period, the Corporation's unaudited financial statements and monthly reported balance sheet, statement of operations, statement of cash flows and statement of shareholder equity are to be prepared in accordance with GAAP, excluding notes thereto, consistent with the past practices of the Corporation.

         (e) Within thirty-five (35) days after the end of each month, the Corporation shall prepare and deliver to the Seller all such unaudited financial statements as it routinely prepares for the Corporation, prepared in accordance with GAAP, excluding notes thereto, and consistently applied in accordance with the Corporation's historical practices.

         (f) Purchaser shall deliver to the Seller not later than forty-five (45) calendar days following the first anniversary of the Closing Date, a written calculation of the Earn-Out Amount, along with an unaudited income statement, a list of intercompany charges during the Earn-Out Period, a list of accrued expenses and such other relevant documentation or support as Seller may reasonably request for the Corporation for the one year period ending on the first anniversary of the Closing Date. Seller will be allowed reasonable access to the Corporation's books and records to verify the calculated Earn-Out Amount. In the event the Seller does not object to Purchaser's Earn-Out Amount calculation in writing within forty-five (45) days of Seller's receipt of the Earn-Out Amount calculation and the financial statements set forth above (a "Contested Calculation Notice"), the Earn-Out Amount calculated by the Purchaser shall be conclusive and binding on the parties. If the Seller delivers a Contested Calculation Notice to the Purchaser, the Purchaser and the Seller shall use reasonable efforts to resolve their dispute regarding the Earn-Out Amount, but if a final resolution thereof is not obtained within ten (10) days after the Seller delivers to the Purchaser said Contested Calculation Notice, the Purchaser and the Seller shall promptly retain a nationally recognized independent accounting firm acceptable to both the Seller and the Purchaser (the "Independent Accountant") to resolve any remaining disputes concerning the Earn-Out Amount. Either the Seller or the Purchaser may retain the Independent Accountant upon the expiration of such 10-day period. If the Independent Accountant is retained, then (i) the Seller and the Purchaser shall each submit to the Independent Accountant in writing not later than fifteen (15) days after the Independent Accountant is retained their respective positions with respect to the Earn-Out Amount, together with such supporting documentation as they deem necessary or as the Independent Accountant requests, and (ii) the Independent Accountant shall, within thirty (30) days after receiving the positions of both the Seller and the Purchaser and all supplementary supporting documentation requested by the Independent Accountant, render its decision as to the Earn-Out Amount, which decision shall be final and binding on, and nonappealable by, the Seller and the Purchaser. If both parties' estimate of the Closing Date Net Working Capital differ from the Independent Accountant's estimate of the Closing Date Net Working Capital by twenty-five percent (25%) or less, then the fees and expenses of the Independent Accountant shall be shared equally by the parties. Otherwise the fees and expenses of the Independent Accountant shall be paid by the party whose estimate of the Closing Date Net Working Capital is furthest from the Independent Accountant's calculation of the Closing Date Net Working Capital.

                                  SCHEDULE 3.3





The performance of this Agreement will violate the Hart-Scott-Rodino Antitrust Improvements Act and the Regulations promulgated thereunder if the consent of both the Federal Trade Commission and the Department of Justice to said performance is not obtained upon the filing of a preacquisition notification form with both agencies.

The performance of this Agreement will violate the terms and provisions of that certain Credit Agreement dated April 16, 1998 by and among Potpourri Collection Acquisition Corporation, Potpourri Holdings, Inc., the Lenders referred to therein and NationsCredit Commercial Corporation ("NationsCredit"), as Agent if the consent of NationsCredit, as Agent and the Lenders to said performance is not obtained.

                                TABLE OF CONTENTS



                                                                                                               Page
                                                                                                               ----


                                                     ARTICLE I

PURCHASE OF STOCK.................................................................................................1

         1.1      Purchase and Sale...............................................................................1
         1.2      Purchase Price..................................................................................1
         1.3      Purchase Price Adjustments......................................................................1

                                                    ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE SELLER......................................................................3

         2.1      Corporate Organization, Etc.....................................................................3
         2.2      Stock Record Books..............................................................................4
         2.3      Books and Records...............................................................................4
         2.4      Title to Stock..................................................................................4
         2.5      Authorization, Etc..............................................................................4
         2.6      Options and Rights..............................................................................4
         2.7      No Violation....................................................................................5
         2.8      Financial Statements............................................................................5
         2.9      Employees.......................................................................................6
         2.10     Absence of Certain Changes......................................................................6
         2.11     Contracts.......................................................................................6
         2.12     Year 2000 Compliance............................................................................7
         2.13     Title and Related Matters.......................................................................8
         2.14     Litigation......................................................................................9
         2.15     Tax Matters.....................................................................................9
         2.16     Compliance with Law and Applicable Government Regulations......................................11
         2.17     ERISA and Related Matters......................................................................11
         2.18     Intellectual Property..........................................................................11
         2.19     Customer Warranties............................................................................12
         2.20     Environmental Matters..........................................................................12
         2.21     Capital Expenditures and Investments...........................................................13
         2.22     Dealings with Affiliates.......................................................................13
         2.23     Insurance......................................................................................13
         2.24     Accounts Receivable; Inventories...............................................................13
         2.25     Brokerage......................................................................................14
         2.26     Suppliers......................................................................................14
         2.27     Permits........................................................................................14
         2.28     Improper and Other Payments....................................................................14



                                      (i)


                                                                                                               Page
                                                                                                               ----

                                                    ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER..................................................................15

         3.1      Corporate Organization, Etc....................................................................15
         3.2      Authorization, Etc.............................................................................15
         3.3      No Violation...................................................................................15
         3.4      Investment Intent..............................................................................15

                                                    ARTICLE IV

COVENANTS OF THE SELLER..........................................................................................16

         4.1      Regular Course of Business.....................................................................16
         4.2      Amendments.....................................................................................16
         4.3      Capital Changes; Pledges.......................................................................16
         4.4      Dividends......................................................................................16
         4.5      Capital and Other Expenditures.................................................................16
         4.6      Borrowing......................................................................................16
         4.7      Other Commitments..............................................................................17
         4.8      Interim Financial Information and Audit........................................................17
         4.9      Full Access and Disclosure.....................................................................17
         4.10     Breach of Agreement............................................................................17

                                                     ARTICLE V

COVENANTS OF THE PURCHASER.......................................................................................17

         5.1      Confidentiality................................................................................17

                                                    ARTICLE VI

OTHER AGREEMENTS.................................................................................................18

         6.1      Agreement to Defend............................................................................18
         6.2      Further Assurances.............................................................................18
         6.3      No Solicitation or Negotiation.................................................................19
         6.4      No Termination of Seller's Obligations by Subsequent Incapacity, Dissolution, Etc..............19
         6.5      Deliveries After Closing.......................................................................19
         6.6      Non-Competition................................................................................19
         6.7      Public Announcements...........................................................................19
         6.8      Section 338(h)(10) Election....................................................................20
         6.9      Affiliated Indebtedness........................................................................20
         6.10     Repairs........................................................................................20
         6.11     Lease..........................................................................................20




                                      (ii)




                                                                                                              Page
                                                                                                              ----


                                                    ARTICLE VII

CONDITIONS TO THE OBLIGATIONS OF THE PURCHASER...................................................................20

         7.1      Representations and Warranties; Performance....................................................20
         7.2      Consents and Approvals.........................................................................21
         7.3      Opinion of the Seller's Counsel................................................................21
         7.4      No Material Adverse Change.....................................................................21
         7.5      No Proceeding or Litigation....................................................................21
         7.6      Accounting Matters.............................................................................21
         7.7      Condition of Assets............................................................................21
         7.8      Proceedings and Documents......................................................................21
         7.9      Secretary's Certificate........................................................................21
         7.10     Certificates of Good Standing..................................................................22
         7.11     Leases.........................................................................................22
         7.12     Termination of Affiliate Contracts.............................................................22
         7.13     Resignations...................................................................................22
         7.14     Creditor Consents..............................................................................22
         7.15     Other Documents................................................................................22

                                                   ARTICLE VIII

CONDITIONS TO THE OBLIGATIONS OF THE SELLER......................................................................22

         8.1      Representations and Warranties; Performance....................................................22
         8.2      Consents and Approvals.........................................................................23
         8.3      No Proceeding or Litigation....................................................................23
         8.4      Secretary's Certificate........................................................................23
         8.5      Opinion of Purchaser's Counsel.................................................................23
         8.6      Release of Guaranty............................................................................23
         8.7      Seller Note....................................................................................23
         8.8      Lease Amendment................................................................................23

                                                    ARTICLE IX

CLOSING..........................................................................................................23

         9.1      Closing........................................................................................23
         9.2      Intervening Litigation.........................................................................24

                                                     ARTICLE X

TERMINATION AND ABANDONMENT......................................................................................24

         10.1     Methods of Termination.........................................................................24
         10.2     Procedure Upon Termination.....................................................................24
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

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                                                                                                               ----

                                                    ARTICLE XI

SURVIVAL OF TERMS; INDEMNIFICATION...............................................................................25

         11.1     Survival.......................................................................................25
         11.2     Limitations....................................................................................25
         11.3     Indemnification by Seller......................................................................26
         11.4     Indemnification by the Purchaser...............................................................27
         11.5     Third-Party Claims.............................................................................27
         11.6     Manner of Indemnification......................................................................28

                                                    ARTICLE XII

MISCELLANEOUS PROVISIONS.........................................................................................29

         12.1     Amendment and Modification.....................................................................29
         12.2     Waiver of Compliance; Consents.................................................................29
         12.3     Certain Definitions............................................................................29
         12.4     Notices........................................................................................34
         12.5     Assignment.....................................................................................35
         12.6     Governing Law..................................................................................36
         12.7     Counterparts...................................................................................36
         12.8     Headings.......................................................................................36
         12.9     Entire Agreement...............................................................................36
         12.10    Binding Effect.................................................................................36
         12.11    Injunctive Relief..............................................................................36
         12.12    Delays or Omissions............................................................................36
         12.13    Severability...................................................................................37
         12.14    Expenses.......................................................................................37
         12.15    Waiver of Jury Trial...........................................................................37
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
                             SCHEDULES AND EXHIBITS



SCHEDULE/EXHIBIT                                                                               RESPONSIBILITY
----------------                                                                               --------------
                                                                                          ("SELLER" OR "PURCHASER")
                                                                                          -------------------------

1.2        Form of Note..............................................................................S
1.2        Earn-Out Amounts..........................................................................P
2.1(a)     Foreign Qualifications of Corporation.....................................................S
2.1(b)     Charter and Bylaws of Corporation.........................................................S
2.2        Stock Record Books, Stockholders - Capital Stock..........................................S
2.3        Minute Books, Officers and Directors......................................................S
2.7        Violations, Notices and Consents..........................................................S
2.8(a)(i)  Financial Statements......................................................................S
2.8(a)(ii) Assets Not Transferred....................................................................S
2.8(b)     Postclosing Indebtedness..................................................................S
2.9        Employee Matters..........................................................................S
2.10       Changes since Financial Statement Date....................................................S
2.11       Contracts.................................................................................S
2.12       Year 2000 Compliance......................................................................S
2.13(a)    Title Matters.............................................................................S
2.13(b)    Leases....................................................................................S
2.14       Litigation................................................................................S
2.15       Tax Matters...............................................................................S
2.17       ERISA Matters.............................................................................S
2.18(a)    Material Proprietary Rights...............................................................S
2.18(b)    Proprietary Rights Owned by Others........................................................S
2.18(c)    Software Applications.....................................................................S
2.20       Environmental Matters.....................................................................S
2.21       Capital Expenditures......................................................................S
2.22       Affiliated Transactions...................................................................S
2.23       Insurance and Claims......................................................................S
2.24       Accounts Receivable, Inventory and Suppliers..............................................S
2.26       Suppliers.................................................................................S
2.27       Permits...................................................................................S
2.28       Improper and Other Payments...............................................................S
3.3        Violations and Consents...................................................................P
7.1        Form of Officer's Certificate - Seller....................................................P
7.3        Form of Opinion of Seller's Counsel.......................................................P
7.4        Form of Officer's Certificate.............................................................P
7.6        Form of Certificate of Chief Financial Officer of the Corporation.........................P
7.9        Form of Secretary's Certificate...........................................................P
7.11       Form of Landlord Estoppel Letter..........................................................P
7.12       Form of Employment Agreements.............................................................P
8.1        Form of Officer's Certificate - Purchaser.................................................P
8.4        Form of Secretary's Certificate...........................................................P
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                                      (v)


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
8.5        Form of Opinion of Purchaser's Counsel....................................................P
8.8        Form of Lease Amendment...................................................................P
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